UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2015

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1000 Louisiana St., Suite 6700
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                             Entry into a Material Definitive Agreement.

Purchase Agreement

On April 21, 2015, Halcón Resources Corporation (the “Company”) and its wholly owned subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the initial purchasers named therein (the “Initial Purchasers”), relating to the issuance and sale of $700,000,000 aggregate principal amount of the Company’s 8.625% senior secured second lien notes due 2020 (the “Notes”) at a purchase price of 100.0% of the principal amount of the Notes, in accordance with exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Rule 144A and Regulation S under the Securities Act. The Company intends to use the net proceeds from the offering, which is expected to close on May 1, 2015, to repay the outstanding borrowings under its senior secured revolving credit facility and for general corporate purposes.

The Purchase Agreement contains customary representations and warranties of the parties, conditions to closing, and indemnification and contribution provisions under which the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The foregoing description of the Purchase Agreement is qualified by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Relationships

Certain of the Initial Purchasers and their respective affiliates have provided, and may in the future provide, other investment banking, commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business with the Company, for which they received or will receive customary fees and commissions. Affiliates of certain of the Initial Purchasers are lenders and/or agents under the Company’s senior secured revolving credit facility. Accordingly, they will also receive a portion of the net proceeds from the offering.

Item 3.02                             Unregistered Sales of Securities.

On April 24, 2015, the Company entered into an exchange agreement with several investment funds advised by Pioneer Investments, each of which is an existing holder (the “Holders”) of the Company’s 9.75% senior notes due 2020 (the “2020 Notes”), 8.875% senior notes due 2021 (the “2021 Notes”) and 9.25% senior notes due 2022 (the “2022 Notes” and together with the 2020 Notes or 2021 Notes, the “Senior Notes”), pursuant to which the Holders agreed to exchange an aggregate $25.0 million principal amount of the Senior Notes for approximately 14.8 million shares of the Company’s common stock, resulting in an effective exchange price of $1.69 per share.  Of the aggregate $25.0 million principal amount of Senior Notes to be exchanged by the Holders, approximately $2.8 million is principal amount of 2020 Notes, approximately $16.8 million is principal amount of 2021 Notes and approximately $5.4 million is principal amount of 2022 Notes.  The exchange offer is expected to close on or around April 30, 2015, at which time all interest that accrued since the relevant prior interest payment dates for each of the Notes will be paid to the Holders.

The exchange offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) under the Securities Act of 1933, as amended.

Item 8.01                             Other Events.

Pricing Press Release

On April 21, 2015, the Company issued a press release announcing the pricing of the Notes. A copy of the Company’s press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Supplement to Definitive Proxy Statement

The Company, the members of the Company’s board of directors and HALRES LLC (“HALRES”) have been named as defendants in three putative class action lawsuits brought in the Delaware Court of Chancery by shareholders of the Company challenging the approval of the issuance of additional shares of Halcón common stock to HALRES LLC upon conversion of our 8.0% senior convertible note and exercise of the warrants (the “Delaware Actions”). The complaints generally allege, among other things, that the members of the Company’s board of directors breached their fiduciary duties to shareholders of the Company by recommending the approval of the Amended Note and Amended Warrants.  The complaints also allege that HALRES aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Company’s board of directors.  On April 7, 2015, the court granted a motion for consolidation of the lawsuits into a single action captioned In re Halcón Resources Corporation Stockholder Litigation, C.A. No. 10849-VCP and appointment of lead plaintiffs and lead counsel.  On March 27, 2015 plaintiffs filed a motion to expedite.  On April 14, 2015 plaintiffs filed a motion for a preliminary injunction seeking to enjoin the stockholder vote on Proposal 4 of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 2, 2015.  On April 24, 2015 plaintiffs determined to withdraw that motion in view of the supplemental disclosures made herein.  The Company believes that the consolidated are without merit and intends to defend them vigorously.

1.                                      The Company’s Definitive Proxy Statement is hereby supplemented as follows:

A.  The second sentence in the first paragraph under Proposal 4 on page 69 of the Definitive Proxy Statement is hereby deleted and restated to read as follows:

“The members of our board of directors other than Mr. Godwin and Mr. Vlasic have a direct or indirect financial interest in HALRES or its stakeholders.”

B.  The following sentences are hereby added immediately after the end of the carry-over sentence on page 70 of the Definitive Proxy Statement:

“On January 29, 2015, the Special Committee originally was comprised of Mr. Godwin, Mr. Hunt and Mr. Vlasic.  On January 29, 2015, Mr. Hunt recused himself from the Special Committee, and thereafter the Special Committee was comprised of Mr. Godwin and Mr. Vlasic.  On January 30, 2015, Mr. Wilson recused himself from all negotiations with Halcón.”

C.  The following paragraphs are hereby added immediately after the first sentence in the first full paragraph on page 70 of the Definitive Proxy Statement:

“The Special Committee selected Evercore as its financial advisor in connection with the proposed transaction based on Evercore’s reputation and experience.  Evercore is a nationally recognized investment banking firm.  In connection with Evercore’s services as the financial advisor to the Special Committee, the Company has agreed to pay Evercore an aggregate fee of $750,000, $150,000 of which was payable upon signing the engagement letter and the remaining $600,000 of which was payable upon the delivery of an opinion to the Special Committee as to whether the Amended Note and Amended Warrants are on terms no less favorable to the Company than may reasonably be available to the Company from an unaffiliated third party.  Evercore was entitled to receive the $600,000 fee, regardless of the outcome of its opinion.  Evercore did not receive any compensation for its updated opinion dated March 12, 2015.  None of Evercore’s compensation is contingent on the approval of the Amended Note or Amended Warrants.  In addition, the Company has agreed to reimburse certain of Evercore’s expenses arising, and to indemnify Evercore against certain liabilities that may arise, out of Evercore’s engagement.  Evercore has not had any engagements or received fees from HALRES or EnCap within the past two years.  Subsequent to the establishment of the Special Committee, the Special Committee met twenty-two times between January 29, 2015 and March 13, 2015, on which date the Special Committee determined to recommend to the Board approval of the Amended Note and Amended Warrants, multiple negotiations occurred between the Special Committee and its representatives, on the one hand, and representatives of HALRES, on the other hand, concerning the proposed terms of the restructuring.

At the outset of negotiations, the proposed transaction under discussion was contemplated to be in connection with an exchange and/or restructuring of the Company’s 9.25% senior notes due 2022, 8.875% senior notes due 2021 and 9.75% senior notes due 2020 and the Company’s issuance and private offering of convertible preferred stock.  Through these transactions, the Company intended to, among other things (i) provide adequate liquidity through 2016, (ii) improve capital flexibility, including becoming less reliant on revolver lenders for liquidity and improving credit facility covenant compliance, (iii) improve the trading price of the Company’s common stock, both in the near- and long-term, and (iv) improve the Company’s chances of completing value-accretive transactions.

On January 30, 2015, at the Company’s request, HALRES offered to exchange up to 50%, of the 8% Convertible Note, pro rata with other participating bondholders, subject to various conditions including a minimum of $725 million in non-HALRES participation in a debt for equity exchange and completion of a $300 million mandatory convertible preferred offering, and to restructure the remainder of the 8% Convertible Note and the 2012 Warrants to have (i) a 5.5 year term, ending in July 2020, (ii) the conversion price and strike price set at a 20% premium above the bond exchange price in the contemplated debt-for-equity exchange, and (iii) the two-year no call/no convert period under the 8% Convertible Note (which had expired under the existing terms) to re-commence, among other terms.

On February 9, 2015, after consulting with its legal and financial advisors, the Special Committee instructed Evercore to counterpropose to HALRES a $100 million minimum exchange of debt for equity by HALRES instead of no minimum exchange requirement, a new conversion price set at 40% above the bond exchange price for the 8% Convertible Note, and no change to the existing 2012 Warrants.

On February 10, 2015, HALRES responded to the Special Committee’s counterproposal and (i) accepted the $100 million minimum debt-for-equity exchange of the 8% Convertible Note proposed by the Special Committee but noted that its participation remained contingent on a minimum of $725 million in non-HALRES participation in a debt for equity exchange and completion of a $300 million mandatory convertible preferred offering; (ii) countered the Special Committee’s proposed 40% conversion premium on the 8% Convertible Note with a 30% conversion premium; and (iii) proposed extending the maturity on the 2012 Warrants from February 8, 2017 until July 15, 2020 and moved from its proposal of a 20% premium strike price reset on the 2012 Warrants to a 30% premium strike price reset.

On February 11, 2015, the Special Committee, after consulting with its legal and financial advisors, instructed Evercore to provide another counterproposal to HALRES as follows: (i) there be no contingencies regarding non-HALRES participation on the $100 million minimum exchange, (ii) the conversion premium on the 8% Convertible Note be 40% and (iii) the conversion premium on the 2012 Warrants be 40% and the maturity of the warrants be extended from February 8, 2017 until July 15, 2020, each of the foregoing adjustments to the 2012 Warrants applicable to that amount of 2012 Warrants corresponding to the percentage of debt that HALRES exchanged for equity (for example, if HALRES were to exchange $100 million, or approximately 34%, of its debt for equity, approximately 34% of the warrants would be adjusted as previously described).

Shortly thereafter, however, it was determined by the Company after related financial analyses and discussions with the Company’s senior note holders and prospective investors in the convertible preferred stock that there was not adequate demand from such senior note holders to effectuate an exchange and/or restructuring of certain senior notes on terms that were advantageous for the Company.  Although the broader restructuring effort was unsuccessful, the Company continued to consider potential deleveraging alternatives.

After receiving a request from management on February 12, 2015 that the Special Committee not disband, the Special Committee determined to remain available for potential further developments.  In mid-February 2015, the Special Committee continued its work by evaluating and discussing information provided by Company management and its auditors regarding potential upcoming liquidity, covenant compliance, and current liability issues.  The Special Committee asked Evercore to describe possible alternative transactions that could be available to the Company for the Special Committees’ consideration, including exchanging the 8.0% Convertible Note for convertible preferred stock with no dividend in lieu of common stock, as previously proposed.  After consideration of these matters, in consultation with its legal and financial advisors, the Special Committee determined to recommend that action should be taken regarding the 8.0% Convertible Note within the next six months, in order to facilitate the extension or renewal of the Company’s current bank facilities or to facilitate other transactions.  Accordingly, the Special Committee instructed Evercore to: (1) continue to analyze the value of the proposed transaction in a context that no longer included the exchange and/or restructuring of the Company’s 9.25% senior notes due 2022, 8.875% senior notes due 2021 or 9.75% senior notes due 2020, or the Company’s issuance and private offering of convertible preferred stock; (2) analyze various alternative restructurings; (3) analyze how these various alternative refinancings compared to entering into a transaction with HALRES; (4) discuss with the Special Committee any proposals the Company had received from third parties regarding the 8.0% Convertible Note; and (5) advise whether the Special Committee should propose new terms to HALRES.

In this regard, the Special Committee also instructed Evercore to evaluate the viability of alternate financing structures for repaying the 8.0% Convertible Note.  Evercore presented potential refinancing alternatives to the Special Committee for context, noting that raising capital on an unsecured basis would be challenging in the current market environment for the

Company, and that although a secured financing could be achievable, potentially at a lower cost of capital than the HALRES February 26 proposal, such a third party transaction would reduce the Company’s ability to secure additional liquidity for capital expenditures, repay the outstanding borrowings under its senior secured revolving credit facility and other purposes.  After this analysis by Evercore and discussion by the Special Committee, the Special Committee determined that these alternatives were either unavailable to the Company on commercially advantageous terms or entailed other drawbacks to the Company.  The Special Committee noted the need to address the maturity of the 8.0% Convertible Note because, among other things, the 8.0% Convertible Note coming due in 2017 raised potentially serious issues with covenant compliance and the continued availability of lender credit lines.

On February 26, 2015, at the request of the Company, HALRES proposed to restructure the 8.0% Convertible Note such that (i) the maturity date would be extended from February 8, 2017 to February 8, 2020; (ii) the conversion price of $4.50 per share would be modified such that the 8% Convertible Note would be convertible into the Company’s common stock at a 30% premium above the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the acceptance of the proposal in writing by the Company; (iii) the two year no call/no convert period, which term expired as of February 8, 2014, would recommence with such term expiring in 2017; and (iv) the 2012 Warrants would be convertible at the conversion price of the 8% Convertible Note.  The representatives of HALRES indicated that the proposal was a best and final proposal, and that it would expire at 5:00 p.m. Central Standard Time on March 2, 2015.

However, the Special Committee informed HALRES that it intended to take all appropriate time required to analyze the proposal.  At around 7:00 p.m. Central Standard Time on March 2, 2015, after consulting with its legal and financial advisors, the Special Committee concluded that it had all necessary information to accept the HALRES proposal, contingent on a review of final documentation reflecting the terms of the HALRES proposal.  The Special Committee informed HALRES that there was an agreement in principle to the terms proposed by HALRES, subject to final documentation.

On March 6, 2015, HALRES proposed to (i) use the volume weighted average price, as defined by Bloomberg, of the Company’s common stock on the New York Stock Exchange for the three trading days immediately preceding the acceptance of the February 26, 2015 proposal from HALRES instead of the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the acceptance of the HALRES proposal as the basis for the new conversion price of the 8.0% Convertible Note and the 2012 Warrants and (ii) extend the registration rights for the common stock underlying the Note and the Warrants for three years to February 8, 2020 and restore the demand registration right previously exercised, each under the registration rights agreement to which the Company, HALRES and other shareholders are party.  The Committee noted that the use of the volume weighted average price of the Company’s common stock for the three trading days prior to acceptance of the February 26 HALRES proposal was beneficial to the Company because it increased the stock price used to calculate the reset conversion price from $1.77 to $ 1.8827.

On March 9, 2015, after consulting with its legal and financial advisors, including consideration of the potential consequences of not extending the maturity of the 8.0% Convertible Note, the Special Committee concluded that it had all the necessary information to recommend to the Board that it approve a transaction that would (a) restructure the 8.0% Convertible Note such that (i) the maturity date would be extended from February 8, 2017 to February 8, 2020; (ii) the conversion price of $4.50 per share would be modified such that the 8.0% Convertible Note would be convertible into the Company’s common stock at a 30% premium above the volume weighted average price of the Company’s common stock on the New York Stock Exchange for the three trading days immediately preceding the acceptance of the proposal in writing by the Company, as defined by Bloomberg (the “Prior Reset Conversion Price”); (iii) the two year no call/no convert period, which term expired as of February 8, 2014, would recommence with such term expiring in 2017; and (iv) the existing warrants for the purchase of 36.7 million additional shares of the Company’s common stock at a price of $4.50 per share would be convertible at the Prior Reset Conversion Price, and (b) extend the registration rights for the common stock underlying the Amended Note and the Amended Warrant for three years to February 8, 2020 and restore the single demand registration right (out of three originally granted) previously exercised.”

D.  The following paragraphs are hereby added immediately before the penultimate sentence in the first full paragraph on page 70 of the Definitive Proxy Statement:

“In advising the Special Committee and arriving at its opinions dated March 9 and 12, 2015, Evercore had, among other things:

•                                          Reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including the company’s periodic reports filed with the Securities and Exchange Commission since January 1, 2014 and publicly available research analysts’ estimates;

•                                          Reviewed and discussed with the Company’s management certain non-public projected financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company (the “Management Projections”);

•                                          Discussed past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•                                          Reviewed a report regarding the Company’s proved reserves prepared by Netherland, Sewell & Associates, Inc. dated December 31, 2014 with representatives of the Company;

•                                          Reviewed a report regarding the Company’s proved, probable and possible reserves prepared by the Company dated as of October 31, 2014 with representatives of the Company;

•                                          Reviewed the reported prices and historical trading activity of the Company’s common stock and the Company’s senior notes;

•                                          Compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly-traded companies that Evercore deemed relevant;

•                                          Compared the financial performance of the Company and its stock market trading multiples with those implied by certain other transactions that Evercore deemed relevant;

•                                          Reviewed recent relevant debt refinancing transactions in the oil and gas industry;

•                                          Calculated the estimated value of the 8.0% Convertible Note and the Warrant in the Transaction using the Black-Scholes model;

•                                          Reviewed the Amendment Documents dated March 9, 2015; and

•                                          Performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

In calculating the estimated value of the 8.0% Convertible Note and the Warrant in the Transaction using the Black-Scholes model, Evercore performed the analysis using a stock volatility of both 45% and 85%.  Evercore also performed this analysis using a price for the Company’s common stock of both $1.69 per share (the closing price on February 27, 2015) and $0.01 per share (a price consistent with the net asset value and peer group trading analyses of the Company’s common stock conducted by Evercore, based on the assumptions used by Evercore).  The 8.0% and Convertible Note analyses are summarized below and should be read in conjunction with the qualifications described below the table:

	Assuming HK stock price of $1.69 45 volatility 85 volatility		Assuming HK stock price of $0.01 45 volatility 85 volatility
Current value of notes and warrants
Current note at par value ($MM)	$290	$290	$290	$290
Market value	87.91	87.43	86.51	86.51
Current note at market value ($MM)	$255	$254	$251	$251
Warrants outstanding (MM)	36.7	36.7	36.7	36.7
Market value	$0.042	$0.335	$0.000	$0.000
Current market value of warrants (MM)	$2	$12	$0	$0
Total value of note and warrants ($MM)	$256	$266	$251	$251

Value of Notes and warrants under new terms
Current note at par value ($MM)	$290	$290	$290	$290
Market value @ 30% premium	97.23	103.95	72.78	72.78
Current note at market value ($MM)	$282	$301	$211	$211

Warrants outstanding (MM)	36.7	36.7	36.7	36.7
Market value	$0.501	$1.016	$0.000	$0.000
Current market value of warrants ($MM)	$18	$37	$0	$0
Total value of notes and warrants ($MM)	$300	$339	$211	$211

In arriving at the determination set forth in its opinion, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion.  Rather, Evercore made its determination on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions.  For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore.  Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with such a valuation or appraisal.  Evercore’s opinion was based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion.  Evercore did not assume any obligation to update, revise or reaffirm its opinion.  With respect to the projected financial data relating to the Company used by Evercore in its analysis, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the assumptions reflected therein.  Evercore expressed no view as to any projected financial data relating to the Company or the assumptions on which they are based.  Evercore expressed no view as to any reserve or resource data relating to the Company or the assumptions on which they are based.”

E.                                     The first sentence in the first full paragraph of the “Voting Agreements” section on page 71 of the Definitive Proxy Statement is hereby deleted and restated to read as follows:

“In connection with the approval of the Amended Note and Amended Warrants by our board of directors, we entered into separate Voting Agreements with certain holders of our common stock, including certain of our officers and the following members of our board of directors: Floyd C. Wilson, Tucker S. Bridwell, James W. Christmas, Thomas R. Fuller, David S. Hunt, David B. Miller, Michael A. Vlasic and Mark A. Welsh IV (“Support Parties”).”

The foregoing supplemental information should be read in conjunction with the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2015, which should be read in its entirety.  Defined terms used in the foregoing supplemental information but not defined therein have the meanings set forth in the Definitive Proxy Statement.

Item 9.01                             Financial Statements and Exhibits.

(d)   Exhibits. The following exhibit is included as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Purchase Agreement dated April 21, 2015 by and between the Company, the Guarantors and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers named therein.

99.1	Press release issued by the Company on April 21, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

April 24, 2015	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement dated April 21, 2015 by and between the Company, the Guarantors and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers named therein.

99.1	Press release issued by the Company on April 21, 2015.